EXHIBIT 99.1





                         MARATHON FINANCIAL CORPORATION

                              Winchester, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 1996


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                                 C O N T E N T S

                                                                        Page
                                                                        ----

INDEPENDENT AUDITOR'S REPORT                                                1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                               2
  Consolidated statements of income                                   3 and 4
  Consolidated statements of changes in stockholders' equity                5
  Consolidated statements of cash flows                               6 and 7
  Notes to consolidated financial statements                             8-28


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                          INDEPENDENT AUDITOR'S REPORT









To the Board of Directors
Marathon Financial Corporation
Winchester, Virginia


         We have audited the accompanying consolidated balance sheets of Marathon Financial Corporation and Subsidiary, as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Financial Corporation and Subsidiary, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                            Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 24, 1997


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


                                                 MARATHON FINANCIAL CORPORATION

                                                   Consolidated Balance Sheets
                                                   December 31, 1996 and 1995



            Assets                                                               1996                    1995
                                                                            --------------         ----------

Cash and due from banks (Notes 9 and 12)                                    $    2 846 434         $     2 282 876
Securities (fair value:  1996, $3,337,690 and
  1995, $1,708,102) (Note 2)                                                     3 331 209               1 699 472
Federal funds sold                                                               1 656 000               1 574 000
Loans, net (Notes 3 and 4)                                                      37 409 043              28 774 020
Bank premises and equipment, net (Notes 5 and 8)                                 1 587 342               1 288 463
Accrued interest receivable                                                        212 089                 159 066
Other real estate                                                                   18 123                 236 123
Other assets                                                                       226 600                  55 999
                                                                            --------------         ---------------
                                                                            $   47 286 840         $    36 070 019
                                                                            ==============         ===============
   Liabilities and Stockholders' Equity

Liabilities
  Deposits:
    Noninterest bearing                                                     $    6 229 844         $     5 261 411
    Interest bearing                                                            34 495 443              27 360 753
                                                                            --------------         ---------------
          Total deposits (Note 6)                                           $   40 725 287         $    32 622 164
  Interest expense payable                                                          81 764                  60 151
  Accounts payable and accrued expenses                                            273 900                  93 220
  Mortgage payable                                                                     - -                 507 134
  Capital leases payable (Note 8)                                                  315 652                 109 600
  Commitments and contingent liabilities (Notes 9 and 12)                              - -                     - -
                                                                            --------------         ---------------
          Total liabilities                                                 $   41 396 603         $    33 392 269
                                                                            --------------         ---------------

Stockholders' Equity
  Preferred stock,  Series A, 5% noncumulative,  no par value;  1,000,000 shares authorized; no shares issued
     and outstanding                                                        $          - -         $           - -
  Common stock, $1 par value; 20,000,000 shares
     authorized; 1996, 1,863,495 shares issued and
     outstanding; 1995, 1,306,303 shares issued and
     outstanding (Note 17)                                                       1 863 495               1 306 303
  Capital surplus                                                                7 045 502               5 109 908
  Retained earnings (deficit)                                                   (3 019 267)             (3 746 878)
  Unrealized gain (loss) on securities available for sale                              507                   8 417
                                                                            --------------         ---------------
          Total stockholders' equity                                        $    5 890 237         $     2 677 750
                                                                            --------------         ---------------

                                                                            $   47 286 840         $    36 070 019
                                                                            ==============         ===============

See Notes to Consolidated Financial Statements.


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


                                                 MARATHON FINANCIAL CORPORATION

                                                Consolidated Statements of Income
                                          Years Ended December 31, 1996, 1995 and 1994





                                                                         1996                1995                 1994
                                                                   ----------------    ----------------     ----------
Interest income:
   Interest and fees on loans                                      $      3 554 808    $      2 786 074     $     2 123 881
   Interest on investment securities, taxable                                67 963              57 788              82 870
   Interest and dividends on securities
     available for sale:
       Taxable                                                               54 677              16 559              13 452
       Dividends                                                              8 373              13 060               5 404
   Interest on federal funds sold                                           103 606              66 829              25 641
                                                                   ----------------    ----------------     ---------------
          Total interest income                                    $      3 789 427    $      2 940 310     $     2 251 248
                                                                   ----------------    ----------------     ---------------

Interest expense:
   Interest on deposits (Note 6)                                   $      1 566 223    $      1 203 143     $       801 614
   Interest on mortgage payable                                              30 045              38 949              40 550
   Interest on capital lease obligations                                     18 230               8 610               2 816
   Interest on federal funds purchased                                          155               1 536               3 933
                                                                   ----------------    ----------------     ---------------
          Total interest expense                                   $      1 614 653    $      1 252 238     $       848 913
                                                                   ----------------    ----------------     ---------------

          Net interest income                                      $      2 174 774    $      1 688 072     $     1 402 335

Provision for loan losses (Note 4)                                          165 000             113 419             151 533
                                                                   ----------------    ----------------     ---------------

          Net interest income after
             provision for loan losses                             $      2 009 774    $      1 574 653     $     1 250 802
                                                                   ----------------    ----------------     ---------------

Other income:
   Service charges on deposit accounts                             $        338 788    $        227 776     $       112 899
   Commissions and fees                                                      72 883              45 207              31 725
   Gain on redemption of investment securities                                  - -                 - -              19 125
   Settlement of legal disputes                                                 - -                 - -              58 847
   Gain on sale of other real estate                                          8 498                 - -                 - -
   Other                                                                     10 009               8 346              19 393
                                                                   ----------------    ----------------     ---------------
          Total other income                                       $        430 178    $        281 329     $       241 989
                                                                   ----------------    ----------------     ---------------


See Notes to Consolidated Financial Statements.


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


                                                 MARATHON FINANCIAL CORPORATION

                                                Consolidated Statements of Income
                                                           (Continued)
                                          Years Ended December 31, 1996, 1995 and 1994




                                                                         1996                1995                 1994
                                                                   ----------------    ----------------     ----------

Other expenses:
  Salaries and employee benefits                                   $        846 609    $        675 948     $       523 017
  Net occupancy expense of premises                                         160 772             110 478              91 624
  Furniture and equipment                                                    72 366              98 969              57 100
  Other (Note 11)                                                           666 518             550 046             502 574
                                                                   ----------------    ----------------     ---------------
          Total other expenses                                     $      1 746 265    $      1 435 441     $     1 174 315
                                                                   ----------------    ----------------     ---------------

          Income before income taxes                               $        693 687    $        420 541     $       318 476

  Provision for income tax (benefit) (Note 7)                              (145 734)                - -                 - -
                                                                   ----------------    ----------------     ---------------

          Net income                                               $        839 421    $        420 541     $       318 476
                                                                   ================    ================     ===============

  Earnings per common and equivalent share (Note 1)                $            .58    $            .35     $           .30
                                                                   ================    ================     ===============


See Notes to Consolidated Financial Statements.


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


                                                 MARATHON FINANCIAL CORPORATION

                                   Consolidated Statements of Changes in Stockholders' Equity
                                          Years Ended December 31, 1996, 1995 and 1994

                                                                                                 Unrealized
                                                                                                   Gain
                                                                                                 (Loss) on
                                                                                    Retained     Securities         Total
                                              Capital Stock       Capital           Earnings      Available       Stockholders'
                                 Preferred         Common        Surplus          (Deficit)       for Sale           Equity
Balance, December 31,
  1993                      $    1 003 440    $  1 068 564    $   4 158 952    $  (4 297 431)   $        - -   $     1 933 525
   Net income - 1994                   - -             - -              - -          318 476             - -           318 476
   Issuance of common
      stock (10,037 shares)            - -          10 037           40 148          (50 185)            - -               - -
   Unrealized gain
      (loss) on securities
      available for sale               - -             - -              - -              - -          (8 032)           (8 032)
                            --------------    ------------    -------------    -------------    ------------   ---------------
Balance, December 31,
  1994                      $    1 003 440    $  1 078 601    $   4 199 100    $  (4 029 140)   $     (8 032)  $     2 243 969
  Net income - 1995                    - -             - -              - -          420 541             - -           420 541
  Issuance of common
    stock (15,045 shares)              - -          15 045           60 180          (75 225)            - -            - -
  Issuance of common
    stock - stock dividend
    (11,969 shares) (Note 10)          - -          11 969           47 876          (59 845)            - -               - -
  Cash to be paid in lieu
    of fractional shares               - -             - -              - -           (3 209)            - -            (3 209)
  Conversion of
    preferred stock to
    common stock
    (200,688 shares)            (1 003 440)        200 688          802 752              - -             - -               - -
  Unrealized gain
    (loss) on securities
    available for sale                 - -             - -              - -              - -          16 449            16 449
                            --------------    ------------    -------------    -------------    ------------   ---------------
Balance, December 31,
  1995                      $          - -    $  1 306 303    $   5 109 908    $  (3 746 878)   $      8 417   $     2 677 750
   Net income - 1996                   - -             - -              - -          839 421             - -           839 421
   Issuance of common
     stock - stock offering
     (567,192 shares)
     (Note 17)                         - -         567 192        1 971 846              - -             - -         2 539 038
   Acquisition of common
     stock (10,000 shares)             - -         (10 000)         (36 252)             - -             - -           (46 252)
   Dividends declared
     (Note 10)                         - -             - -              - -         (111 810)            - -          (111 810)
   Unrealized gain
      (loss) on securities
      available for sale               - -             - -              - -              - -          (7 910)           (7 910)
                            --------------    ------------    -------------    -------------    ------------   ---------------
Balance, December 31,
  1996                      $          - -    $  1 863 495    $   7 045 502    $  (3 019 267)   $        507   $     5 890 237
                            ==============    ============    =============    =============    ============   ===============

See Notes to Consolidated Financial Statements.


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


                                                  MARATHON FINANCIAL CORPORATION

                                               Consolidated Statements of Cash Flows
                                           Years Ended December 31, 1996, 1995 and 1994

                                                                         1996                1995                 1994
                                                                   ----------------    ----------------     ----------
Cash Flows from Operating Activities
   Net income                                                      $        839 421    $        420 541     $       318 476
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Amortization                                                        40 581              16 194              34 670
         Depreciation                                                       103 815             103 366              73 710
         Provision for loan losses                                          165 000             113 419             151 533
         Writedown of other real estate                                       8 000              42 581                 - -
         Deferred tax (benefit)                                            (150 000)                - -                 - -
         Gain on redemption of investment securities                            - -                 - -             (19 125)
         Gain on sale of other real estate                                   (8 498)                - -                 - -
         Accretion of securities discounts, net                             (15 807)             (2 567)             (2 210)
         Changes in assets and liabilities:
           (Increase) decrease in other assets                              (25 973)             21 614              (9 440)
           (Increase) decrease in accrued interest
             receivable                                                     (53 023)             13 668             (68 341)
           Increase in accounts payable and
             accrued expenses                                                68 870              35 027              43 672
           Increase (decrease) in interest expense payable                   21 613             (74 818)           (143 266)
                                                                   ----------------    ----------------     ---------------
                Net cash provided by operating
                   activities                                      $        993 999    $        689 025     $       379 679
                                                                   ----------------    ----------------     ---------------

Cash Flows from Investing Activities
   Proceeds from maturities, calls and principal
      payments of investments securities                           $        568 892    $         21 240     $       800 362
   Proceeds from maturities and principal
      payments of securities available for sale                             205 004               4 901              23 648
   Purchase of investment securities                                     (1 280 095)                - -            (538 833)
   Purchase of securities available for sale                             (1 122 641)           (216 806)           (244 336)
   Net (increase) in loans                                               (8 885 477)         (6 424 201)         (4 603 232)
   Origination of loans available for sale                               (3 431 800)         (3 502 050)         (3 156 275)
   Proceeds from sale of loans available for sale                         3 517 254           3 378 405           3 138 762
   Purchase of equipment                                                   (194 815)           (128 332)            (56 076)
   Proceeds from sale of other real estate                                  218 498                 - -                 - -
                                                                   ----------------    ----------------     ---------------
                Net cash (used in) investing activities            $    (10 405 180)   $     (6 866 843)    $    (4 635 980)
                                                                   ----------------    ----------------     ---------------

Cash Flows from Financing Activities
   Net increase in demand deposits, NOW accounts
     and savings accounts                                          $      1 774 085    $      2 383 106     $     1 075 894
   Net increase in certificates of deposit                                6 329 038           5 634 842           3 922 516
   Net proceeds from issuance of common stock                             2 539 038                 - -                 - -
   Principal payments on capital lease obligations                          (32 036)            (26 516)            (14 931)
   Principal payments on mortgage payable                                  (507 134)            (22 234)            (20 632)
   Acquisition of common stock                                              (46 252)                - -                 - -
                                                                   ----------------    ----------------     ---------------
                Net cash provided by financing activities          $     10 056 739    $      7 969 198     $     4 962 847
                                                                   ----------------    ----------------     ---------------

See Notes to Consolidated Financial Statements.



                                                  MARATHON FINANCIAL CORPORATION

                                               Consolidated Statements of Cash Flows
                                                            (Continued)
                                           Years Ended December 31, 1996, 1995 and 1994




                                                                         1996                1995                 1994
                                                                   ----------------    ----------------     ----------

              Increase in cash and
                cash equivalents                                   $        645 558    $      1 791 380     $       706 546

Cash and Cash Equivalents
   Beginning                                                              3 856 876           2 065 496           1 358 950
                                                                   ----------------    ----------------     ---------------

   Ending                                                          $      4 502 434    $      3 856 876     $     2 065 496
                                                                   ================    ================     ===============

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:
      Interest                                                     $      1 593 040    $      1 327 056     $       992 179
                                                                   ================    ================     ===============

      Income taxes                                                 $          4 153    $            - -     $           - -
                                                                   ================    ================     ===============

Supplemental Schedule of Noncash
   Investing and Financing Activities:
      Other real estate acquired in
         settlement of loans                                       $            - -    $        278 704     $           - -
                                                                   ================    ================     ===============

      Issuance of common stock                                     $            - -    $        138 279     $        50 185
                                                                   ================    ================     ===============

      Property and equipment acquired
         under capital lease obligations                           $        238 088    $         21 395     $       129 652
                                                                   ================    ================     ===============

      Conversion of preferred stock
         to common stock                                           $            - -    $      1 003 440     $           - -
                                                                   ================    ================     ===============

      Unrealized gain (loss) on securities
         available for sale                                        $         (7 910)   $         16 449     $        (8 032)
                                                                   ================    ================     ===============


See Notes to Consolidated Financial Statements.

                   Notes to Consolidated Financial Statements




                         MARATHON FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements





Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Marathon Financial Corporation and Subsidiary (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

              The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

                 Principles of Consolidation

                    The consolidated financial statements of the Marathon Financial Corporation and its Subsidiary, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

                 Securities

                    Investments are classified in three categories and accounted for as follows:

                    a. Securities Held to Maturity

                       Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                    b. Securities Available for Sale

                       Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   Notes to Consolidated Financial Statements





                    c. Trading Securities

                       Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1996 and 1995.

                 Derivative Financial Instruments

                    In October, 1994, FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. It requires various disclosures for derivative financial instruments which are futures, forward, swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this statement.

                 Loans

                    Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are charged off when management believes that the collectibility of the principal is unlikely. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

                    On January 1, 1995, the Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans. The Corporation had no loans subject to FASB 114 at December 31, 1996 and 1995.

                   Notes to Consolidated Financial Statements




                    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                 Allowance for Loan Losses

                    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.
                    Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                 Bank Premises and Equipment

                    Bank   premises  and  equipment  are  stated  at  cost  less
                    accumulated depreciation. Depreciation is computed primarily on the straight-line and declining-balance methods.

                    Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

                 Classifications   of  Amortization  on  Assets  Acquired  Under
                 Capital Leases

                    The amortization expense on assets acquired under capital leases is included with the depreciation expense.

                 Earnings Per Share

                    Earnings per share of common stock are based on the weighted average number of common shares outstanding during each year after giving retroactive effect to the stock dividend declared in 1995.

                    Weighted average number of common shares outstanding were 1,442,478, 1,198,837 and 1,072,424 for the years ended
                    December 31, 1996, 1995 and 1994, respectively.

                   Notes to Consolidated Financial Statements




                 Income Taxes

                    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carry-forwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                 Cash and Cash Equivalents

                    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                 Organization Costs

                    The Marathon Financial Corporation was organized under the laws of the State of Virginia as a bank holding company on October 2, 1990. Certain expenses incurred prior to this date were deferred and were amortized using the straight-line method over a 60-month period.

                 Loan Fees and Costs

                    Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

                 Advertising

                    The Corporation follows the policy of charging the costs of advertising to expense as incurred.

                 Use of Estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   Notes to Consolidated Financial Statements




Note 2.       Securities

              The amortized cost and fair value of the securities available for sale as of December 31, 1996 and 1995, are as follows:

                                                                         Gross            Gross
                                                     Amortized         Unrealized        Unrealized          Fair
                                                       Cost              Gains            (Losses)            Value
                                                       ----              -----            --------            -----
                                                                                    1996
                                                 ----------------------------------------------------------------------
              U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                    $    1 346 663     $        5 381    $      (6 860)     $    1 345 184

              Mortgage-backed securities                 34 930              1 986              - -              36 916

              Other                                     297 850                - -              - -             297 850
                                                 --------------     --------------    -------------      --------------
                                                 $    1 679 443     $        7 367    $      (6 860)     $    1 679 950
                                                 ==============     ==============    =============      ==============


                                                                                      1995
                                                 ----------------------------------------------------------------------
              Obligations of U.S.
                 government corporations
                 and agencies                    $      447 801     $        6 636    $          - -     $      454 437

              Mortgage-backed securities                 38 639              1 781               - -             40 420

              Other                                     278 650                - -               - -            278 650
                                                 --------------     --------------    --------------     --------------
                                                 $      765 090     $        8 417    $          - -     $      773 507
                                                 ==============     ==============    ==============     ==============

              The amortized cost and fair value of the securities available for sale as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                        Amortized           Fair
                                                                         Cost               Value
                                                                         ----               -----

                 Due in one year or less                              $   248 598       $    250 390
                 Due after one year through five years                    848 012            846 357
                 Due after five years through ten years                   250 053            248 437
                 Mortgage-backed securities                                34 930             36 916
                 Other                                                    297 850            297 850
                                                                  ---------------       ------------
                                                                  $     1 679 443       $  1 679 950
                                                                  ===============       ============

                   Notes to Consolidated Financial Statements






              The amortized cost and fair value of securities being held to maturity as of December 31, 1996 and 1995, are as follows:

                                                                          Gross            Gross
                                                      Amortized         Unrealized        Unrealized          Fair
                                                       Cost              Gains            (Losses)            Value
                                                       ----              -----            --------            -----
                                                                                  1996
                                                 ----------------------------------------------------------------------
              Obligations of U.S.
                 government corporations
                 and agencies                    $    1 292 094     $          463    $        (984)     $    1 291 573

              Obligations of state and
                 political subdivisions                 251 227              6 938              - -             258 165

              Corporate securities                       99 952                 48              - -             100 000

              Mortgage-backed securities                  7 986                 23               (7)              8 002
                                                 --------------     --------------    -------------      --------------
                                                 $    1 651 259     $        7 472    $        (991)     $    1 657 740
                                                 ==============     ==============    =============      ==============


                                                                                  1995
                                                 ----------------------------------------------------------------------
              U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies                    $      649 946     $           54    $      (2 625)     $      647 375

              Obligations of state and
                 political subdivisions                 150 000             10 590              - -             160 590

              Corporate securities                       99 819                181              - -             100 000

              Mortgage-backed securities                 26 200                430              - -              26 630
                                                 --------------     --------------    -------------      --------------
                                                 $      925 965     $       11 255    $      (2 625)     $      934 595
                                                 ==============     ==============    =============      ==============

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                   Notes to Consolidated Financial Statements



                                                                          Amortized           Fair
                                                                           Cost               Value
                                                                           ----               -----

                 Due in one year or less                             $      993 899     $       993 790
                 Due after one year through five years                      298 195             297 783
                 Due after five years through ten years                     251 227             258 165
                 Corporate securities                                        99 952             100 000
                 Mortgage-backed securities                                   7 986               8 002
                                                                     --------------       -------------
                                                                     $    1 651 259       $   1 657 740
                                                                     ==============       =============

              Proceeds from maturities, calls and principal payments of securities available for sale during 1996, 1995 and 1994 were $205,004, $4,901 and $23,648. There were no realized gains or realized losses recognized on these transactions.

              Proceeds from maturities, calls and principal payments of securities being held to maturity during 1996, 1995 and 1994 were $568,892, $21,240 and $800,362. There were no realized gains or realized losses recognized on these transactions during 1996 and 1995. Gross realized gains of $19,125 were recognized in 1994.

              Securities having a book value of $647,020 and $702,448 at December 31, 1996 and 1995 were pledged to secure public deposits and for other purposes required by law.


Note 3.       Loans and Related Party Transactions

              The loan portfolio as of December 31, 1996 and 1995, is composed of the following:

                                                                        1996                 1995
                                                                  ---------------       --------------

                    Commercial                                    $    18 719 817       $   13 315 029
                    Real estate - mortgage                              6 882 004            6 133 400
                    Real estate - construction                          3 886 066            3 637 433
                    Installment loans to individuals                    8 424 170            6 081 297
                                                                  ---------------       --------------
                                                                  $    37 912 057       $   29 167 159
                    Less allowance for loan losses                        503 014              393 139
                                                                  ---------------       --------------
                                                                  $    37 409 043       $   28 774 020
                                                                  ===============       ==============

              The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms (exclusive of loans to any such person which in the aggregate did not exceed $60,000) were indebted to the Corporation for loans totaling $1,736,231 and $1,174,885 at December 31, 1996 and 1995, respectively. During 1996, total principal additions were $1,426,807 and total principal payments were $865,461.

                   Notes to Consolidated Financial Statements






Note 4.       Allowance for Loan Losses

              Changes in the allowance for loan losses are as follows:

                                                                                                   December 31,
                                                                1996                1995                1994
                                                           -------------       --------------      -------------

                 Balance, beginning                        $     393 139       $      299 203      $     224 758
                   Provision for loan losses                     165 000              113 419            151 533
                   Recoveries                                      6 007               11 185             12 744
                   Loan losses charged to
                    the allowance                                (61 132)             (30 668)           (89 832)
                                                           -------------       --------------      -------------
                 Balance, ending                           $     503 014       $      393 139      $     299 203
                                                           =============       ==============      =============

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $71,515 and $45,445 at December 31, 1996 and 1995,
              respectively. If interest on these loans had been accrued, such income would have approximated $6,638 and $3,679 for 1996 and 1995, respectively.


Note 5.       Bank Premises and Equipment, Net

              Bank premises and equipment as of December 31, 1996 and 1995 consists of the following:

                                                                                     1996               1995
                                                                               ---------------     --------------

                 Bank premises                                                 $     1 297 361     $    1 314 922
                 Furniture and equipment                                               722 602            553 837
                 Capital leases - property and equipment                               389 135            151 047
                 Construction in progress                                               44 774                - -
                                                                               ---------------     --------------
                                                                               $     2 453 872     $    2 019 806
                 Less accumulated depreciation                                         866 530            731 343
                                                                               ---------------     --------------
                                                                               $     1 587 342     $    1 288 463
                                                                               ===============     ==============

              Depreciation included in operating expense for 1996, 1995, and 1994 was $103,815, $103,366, and $73,710, respectively.

                   Notes to Consolidated Financial Statements





Note 6.       Deposits

              Deposits outstanding at December 31, 1996, 1995 and 1994 and the related interest expense for the years then ended, are summarized as follows:

                                                                                                          Year Ended
                                                                   December 31, 1996                    December 31, 1995
                                                      Amount            Expense            Amount            Expense
                                                ---------------    ---------------    --------------    ---------------
                 Noninterest bearing            $     6 229 844    $           - -    $    5 261 411    $           - -
                                                ---------------    ---------------    --------------    ---------------

                 Interest bearing:
                   Interest checking            $     2 312 261    $        64 874    $    1 941 150    $        48 524
                   Money market accounts              3 659 235            133 054         3 307 328             92 892
                   Regular savings                    5 063 586            159 434         4 980 952            157 793
                   Certificates of deposit:
                     Less than $100,000              18 712 080            975 718        13 870 161            738 106
                     $100,000 and more                4 748 281            233 143         3 261 162            165 828
                                                ---------------    ---------------    --------------    ---------------
                       Total interest bearing   $    34 495 443    $     1 566 223    $   27 360 753    $     1 203 143
                                                ---------------    ---------------    --------------    ---------------

                       Total deposits           $    40 725 287    $     1 566 223    $   32 622 164    $     1 203 143
                                                ===============    ===============    ==============    ===============

                                                                      Year Ended
                                                                   December 31, 1994
                                                      Amount            Expense
                                                ---------------    ---------------

                 Noninterest bearing            $     3 759 042    $           - -
                                                ---------------    ---------------

                 Interest bearing:
                   Interest checking            $     1 731 740    $        38 974
                   Money market accounts              2 366 898             86 388
                   Regular savings                    5 250 054            211 531
                   Certificates of deposit:
                     Less than $100,000               9 496 559            418 561
                     $100,000 and more                1 999 923             46 160
                                                ---------------    ---------------
                       Total interest bearing   $    20 845 174    $       801 614
                                                ---------------    ---------------

                       Total deposits           $    24 604 216    $       801 614
                                                ===============    ===============

                   Notes to Consolidated Financial Statements




Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1996 and 1995:

                                                                         1996              1995
                                                                   --------------     -------------
                    Deferred tax assets:
                       Net operating loss carryforward             $    1 036 066     $   1 291 762
                       Writedown of other real estate                       2 720            14 478
                       Less valuation allowance                          (817 629)       (1 206 820)
                                                                   ---------------    -------------
                                                                   $      221 157     $      99 420
                                                                   --------------     -------------
                    Deferred tax liabilities,
                       allowance for loan losses                   $       71 157     $      99 420
                                                                   --------------     -------------

                                                                   $      150 000     $         - -
                                                                   ==============     =============

                 The provision  for income taxes  charged to operations  for the years ended December 31, 1996,  1995 and 1994,  consists of the following:
                                                                         1996              1995               1994
                                                                   --------------     -------------     --------------

                    Current tax expense                            $        4 266     $         - -     $          - -
                    Deferred tax expense                                  239 191           142 895            100 703
                    Change in valuation allowance                        (389 191)         (142 895)          (100 703)
                                                                   --------------     -------------     --------------
                                                                   $     (145 734)    $         - -     $          - -
                                                                   ==============     =============     ==============

                 The income tax provision  differs from the amount of income tax determined  by  applying  the U.S.  federal  income tax rate to pretax income for the years ended  December 31, 1996,  1995 and
                 1994, due to the following:
                                                                         1996              1995               1994
                                                                   --------------     -------------     --------------

                    Computed "expected" tax expense                $      235 854     $     142 984     $      108 282
                    Increase (decrease) in income taxes
                      resulting from:
                        Reduction of valuation allowance                 (389 191)         (142 895)          (100 703)
                        Reduced tax due to marginal tax rates                 - -               - -               (826)
                        Other                                               7 603               (89)            (6 753)
                                                                   --------------     -------------     --------------
                                                                   $     (145 734)    $         - -     $          - -
                                                                   ==============     =============     ==============

                 Under  the  provisions  of  the  Internal   Revenue  Code,  the
                 Corporation has available approximately $3,039,720 of net operating loss carryforwards which can be offset against future taxable income. The carryforwards expire December 31, 2006. The full realization of the tax benefits associated with the carryforwards depends predominately upon the recognition of ordinary income during the carryforward period.

                   Notes to Consolidated Financial Statements





Note 8.       Leases

              Capital Leases

                 During the year ended December 31, 1996, the Corporation entered into a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%.

                 During the year ended December 31, 1994, the Corporation entered into a lease agreement on computer equipment and software. Additional equipment and software was added to the lease during 1995 in the amount of $21,395. The liability is payable in quarterly installments of $9,017 through June 1, 1999, at an interest rate of 7%. The lease also requires additional maintenance payments of $4,853 per quarter.

                 The balance of the liability under capital leases at December 31, 1996 in the amount of $315,652 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the leases are considered to be capital leases and have been so recorded.

                 The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 1996:

                    Years ending December 31:

                     1997                                        $        79 378
                     1998                                                 79 378
                     1999                                                 49 719
                     2000                                                 23 898
                     2001                                                 23 898
                     Later years                                         344 529
                                                                 ---------------
                       Total minimum lease payments              $       600 800
                     Less estimated executory costs
                       (such as maintenance) included in
                       the total minimum lease payments                   48 530
                                                                 ---------------
                     Net minimum lease payments                  $       552 270
                     Less the amount representing interest               236 618
                                                                 ---------------
                        Present value of net minimum
                          lease payments                         $       315 652
                                                                   =============

                   Notes to Consolidated Financial Statements




              Lease Commitments and Total Rental Expense

                 During the year ended December 31, 1996, the Corporation entered into a twenty-year operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on June 30, 2016 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $22,256 for the initial lease beginning July 1, 1996. The total minimum lease commitment at December 31, 1996 under this lease is $433,992.

                 During the year ended December 31, 1994, the Corporation entered into a five-year operating lease for the rental of a branch location. The lease expires on March 30, 2000 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus an annual rental of $12,000 for the initial lease period commencing on April 1, 1995. The total minimum lease commitments at December 31, 1996 under this lease is $39,000.

                 The total minimum lease commitment for these operating leases is due as follows:

                                    1997                   $        34 256
                                    1998                            34 256
                                    1999                            34 256
                                    2000                            28 256
                                    2001                            22 256
                                    Later years                    319 712
                                                           ---------------
                                                           $       472 992
                                                           ===============

                 There was $29,823 and $9,000 in rental expense resulting from these leases included in the consolidated statements of income for the years ended December 31, 1996 and 1995, respectively.

              Fixed Equipment on Land Leased with Related Parties

                 Fixed equipment with a depreciated cost at December 31, 1996 of $7,790 is located on land leased from a partnership of which the Corporation's president is a partner. The lease expires on May 31, 2016.


Note 9.       Commitments and Contingent Liabilities

              In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with off-balance-sheet risk.

                   Notes to Consolidated Financial Statements




              As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $84,000 and $65,000, respectively.


Note 10.      Dividend Restrictions

              Federal and state regulations limit the amount of dividends which the Corporation can pay without obtaining prior approval and, additionally, federal regulations require that the Corporation maintain minimum capital requirements. As of December 31, 1996, the Corporation was required to obtain prior approval on any dividend declared.

              The Corporation did obtain approval from the State Corporation Commission to pay dividends in 1996 and 1995. On December 19, 1995, the Board of Directors declared a stock dividend equal to 15% of net income, payable February 8, 1996, to stockholders of record December 19, 1995. On December 17, 1996, the Board of Directors declared a cash dividend of $.06 per share payable January 27, 1997 to shareholders of record December 27, 1996. These dividends have been reflected in the accompanying financial statements.

              Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1996, no unrestricted funds could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.


Note 11.      Other Expenses

              The principal components of "Other expenses" in the Consolidated Statements of Income are:

                                                                         1996              1995               1994
                                                                   ---------------    --------------    ---------------

                 FDIC assessment                                   $         2 000    $       33 798    $        52 377
                 Other real estate valuation                                 8 000            42 581                - -
                 Marketing                                                  60 155            53 619             32 522
                 Stationery and supplies                                    52 208            48 225             30 486
                 Postage                                                    49 010            31 545             20 292
                 Directors fees                                             45 450            21 675             16 950
                 Other (includes no items in excess
                    of 1% of total revenue)                                449 695           318 603            349 947
                                                                   ---------------    --------------    ---------------
                                                                   $       666 518    $      550 046    $       502 574
                                                                   ===============    ==============    ===============

                   Notes to Consolidated Financial Statements




Note 12.      Financial Instruments With Off-Balance-Sheet Risk

              The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

              The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

              A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1996 and 1995 is as follows:

                                                                         1996              1995
                                                                   ---------------    -------------
                    Financial instruments whose contract
                      amounts  represent credit risk:
                          Commitments to extend credit             $     4 331 307    $    3 698 658
                          Standby letters of credit                        293 581            76 812

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

              Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies from 0 percent to 100 percent; the average amount collateralized is 30 percent.

              The Corporation has cash accounts in other commercial banks. The amount on deposit at two of these banks at December 31, 1996 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $733,246.

                   Notes to Consolidated Financial Statements




Note 13.      Defined Contribution Retirement Plan

              The Corporation has a defined contribution retirement plan under Code Section 401(k) of the Internal Revenue Service covering employees who have completed six months of service and who are at least 21 years of age. Contributions made to the plan for the years ended December 31, 1996 and 1995 were $12,173 and $9,601. No contributions were made for the year ended December 31, 1994.


Note 14.      Disclosures About Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 Cash and Short-Term Investments

                    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

                 Loan Receivables

                    For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                 Off-Balance Sheet Financial Instruments

                    The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                   Notes to Consolidated Financial Statements




                    The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                    At December 31, 1996 and 1995, the difference between the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                    The estimated fair values of the Corporation's financial instruments are as follows:

                                                                  1996                                   1995
                                              --------------------------------------------------------------------------
                                                   Carrying            Fair                Carrying           Fair
                                                    Amount             Value                Amount            Value
                                              --------------      --------------     --------------      ---------------
                                                          (Thousands)                              (Thousands)
               Financial assets:
                 Cash and short-term
                   investments                $        4 502      $        4 502     $        3 857      $         3 857
                 Securities                            3 331               3 338              1 699                1 708
                 Loans                                37 912              38 286             29 167               29 716
                 Less:  allowance for
                  loan losses                           (503)                - -               (393)                 - -
                                              --------------      --------------     --------------      ---------------
                    Total financial assets    $       45 242      $       46 126     $       34 330      $        35 281
                                              ==============      ==============     ==============      ===============

               Financial liabilities:
                  Deposits                    $       40 725      $       40 892     $       32 622      $        33 136
                  Long-term debt                         316                 402                617                  634
                                              --------------      --------------     --------------      ---------------
                    Total financial
                       liabilities            $       41 041      $       41 294     $       33 239      $        33 770
                                              ==============      ==============     ==============      ===============


Note 15.      Capital Requirements

              The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain offbalance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

                   Notes to Consolidated Financial Statements




              As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

              The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                               For Capital                Prompt Corrective
                                                 Actual                     Adequacy Purposes             Action Provisions
                                          -------------------              --------------------          ---------------------
                                          Amount        Ratio              Amount         Ratio          Amount          Ratio
                                          ------        -----              ------         -----          ------          -----
                                                                       (Amount in Thousands)
As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated                    $     6 359        16.97%       >=$    2 998    >=    8.00%                   N/A
      Marathon Bank                   $     6 352        16.95%       >=$    2 998    >=    8.00%   >=$     3 748       >=   10.00%
  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated                    $     5 890        15.72%       >=$    1 499    >=    4.00%                   N/A
      Marathon Bank                   $     5 883        15.70%       >=$    1 499    >=    4.00%   >=$     2 249       >=    6.00%
  Tier 1 Capital (to
    Average Assets)
      Consolidated                    $     5 890        12.51%       >=$    1 883    >=    4.00%                   N/A
      Marathon Bank                   $     5 883        12.50%       >=$    1 883    >=    4.00%   >=$     2 353       >=    5.00%

As of December 31, 1995:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated                    $     3 009        10.60%       >=$    2 271    >=    8.00%                   N/A
      Marathon Bank                   $     3 009        10.60%       >=$    2 271    >=    8.00%   >=$     2 839       >=   10.00%
  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated                    $     2 669         9.40%       >=$    1 136    >=    4.00%                   N/A
      Marathon Bank                   $     2 669         9.40%       >=$    1 136    >=    4.00%   >=$     1 703       >=    6.00%
  Tier 1 Capital (to
    Average Assets)
      Consolidated                    $     2 669         8.32%       >=$    1 284    >=    4.00%                   N/A
      Marathon Bank                   $     2 669         8.32%       >=$    1 283    >=    4.00%   >=$     1 604       >=    5.00%

                   Notes to Consolidated Financial Statements




Note 16.       Stock Options and Warrants Outstanding

               On June 15, 1992 the Corporation issued one stock purchase warrant ("warrant") for each share of preferred stock purchased in a private offering. A total of 200,688 warrants were issued. Warrants were immediately transferable and entitle the holder to purchase one share of common stock at a price of $5.00 per share until June 30, 1997. As of December 31, 1996 all 200,688 warrants were outstanding.

               The Corporation has granted 1,500 stock options to the Corporation's chief executive officer pursuant to his employment agreement with the Corporation. The stock options are exercisable at $5.00 per share. As of December 31, 1996, all 1,500 stock options were outstanding.

               In August 1996, the Corporation's Board of Directors approved creation of the 1996 Long-Term Incentive Plan, which provides stock options to the employees and directors of the Corporation. Awards have been approved under such plan in the aggregate amount of 141,875 shares, 68,125 of which will be exercisable immediately upon shareholder approval of the plan.


Note 17.       Capitalization

               In October  1996,  the  Corporation  sold  567,192  shares of its common stock in a public offering. Net proceeds from the sale were $2,539,038 after deducting underwriting commissions of $123,844 and direct offering costs of $183,078. Of the net proceeds, $567,192 was credited to common stock and $1,971,846 was credited to capital surplus.

                   Notes to Consolidated Financial Statements




Note 18.       Parent Corporation Only Financial Statements

                                             MARATHON FINANCIAL CORPORATION
                                                (Parent Corporation Only)

                                                     Balance Sheets
                                               December 31, 1996 and 1995


                                                                                   1996                 1995
                                                                              --------------       --------------
               Assets
                  Cash on deposit with subsidiary bank                        $      119 610       $          370
                  Prepaid expenses                                                       283                  578
                  Investment in capital stock of subsidiary                        5 883 516            2 681 486
                                                                              --------------       --------------

                     Total assets                                             $    6 003 409       $    2 682 434
                                                                              ==============       ==============

               Liabilities
                   Accounts payable                                           $        1 362       $        4 684
                   Dividends payable                                                 111 810                  - -
                                                                              --------------       --------------
                                                                              $      113 172       $        4 684
                                                                              --------------       --------------

               Stockholders' Equity
                  Preferred stock                                             $          - -       $          - -
                  Common stock                                                     1 863 495            1 306 303
                  Capital surplus                                                  7 045 502            5 109 908
                  Retained earnings (deficit)                                     (3 019 267)          (3 746 878)
                  Unrealized gain on securities
                     available for sale                                                  507                8 417
                                                                              --------------       --------------
                     Total stockholders' equity                               $    5 890 237       $    2 677 750
                                                                              --------------       --------------

                     Total liabilities and stockholders'
                              equity                                          $    6 003 409       $    2 682 434
                                                                              ==============       ==============

                   Notes to Consolidated Financial Statements



                                             MARATHON FINANCIAL CORPORATION
                                                (Parent Corporation Only)

                                                  Statements of Income
                                      Years Ended December 31, 1996, 1995 and 1994



                                                                  1996                1995                1994
                                                             -------------       --------------      -------------

               Income, miscellaneous                         $        6 000      $          - -      $         - -
                                                             --------------      --------------      -------------

               Expenses:
                  Amortization                               $          - -      $        5 064      $      12 072
                  Other                                               1 248               1 110                849
                                                             --------------      --------------      -------------
                  Total expenses                             $        1 248      $        6 174       $     12 921
                                                             --------------      --------------      -------------

                  Income (loss) before
                        undistributed income
                        of subsidiaries                      $        4 752      $       (6 174)     $     (12 921)
                                                             --------------      --------------      -------------

                  Undistributed income of
                    subsidiary                               $      834 669      $      426 715      $     331 397
                                                             --------------      --------------      -------------

                  Net income                                 $      839 421      $      420 541      $     318 476
                                                             ==============      ==============      =============

                   Notes to Consolidated Financial Statements



                                             MARATHON FINANCIAL CORPORATION
                                                (Parent Corporation Only)

                                                Statements of Cash Flows
                                      Years Ended December 31, 1996, 1995 and 1994



                                                                  1996                1995                1994
                                                             -------------       --------------      -------------
Cash Flows from Operating Activities
  Net income                                                 $     839 421       $      420 541      $     318 476
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Amortization                                                     - -                5 064             12 071
      Undistributed income of subsidiary                          (834 669)            (426 715)          (331 397)
      (Increase) decrease in prepaid expenses                          295                 (365)               - -
      Increase (decrease) in accounts payable                       (3 322)               1 475                - -
                                                             -------------       --------------      -------------
         Net cash provided by (used in)
                  operating activities                       $       1 725       $          - -      $        (850)
                                                             -------------       --------------      -------------

Cash Flows from Financing Activities
  Net proceeds from issuance of common stock                 $   2 539 038       $          - -      $         - -
  Acquisition of common stock                                      (46 252)                 - -                - -
  Transfer of capital to subsidiary                             (2 375 271)                 - -                - -
                                                             -------------       --------------      -------------

               Net cash provided by
                 financing activities                        $     117 515       $          - -      $         - -
                                                             -------------       --------------      -------------

         Increase (decrease) in cash
                  and cash equivalents                       $     119 240       $          - -      $        (850)

Cash and Cash Equivalents
  Beginning                                                            370                  370              1 220
                                                             -------------       --------------      -------------

  Ending                                                     $     119 610       $          370      $         370
                                                             =============       ==============      =============

Supplemental Schedule of Noncash
  Investing and Financing Activities
    Issuance of common stock                                 $         - -       $      138 279      $      50 185
                                                             =============       ==============      =============

    Unrealized gain (loss) on securities
      available for sale                                     $      (7 910)      $       16 449      $      (8 032)
                                                             =============       ==============      =============

    Conversion of preferred stock to
      common stock                                           $         - -       $    1 003 440      $         - -
                                                             =============       ==============      =============